Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

ANSYS, INC.

ANSYS, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Restated Certificate of Incorporation of the Corporation dated as of July 11, 1996, as amended by a Certificate of Amendment filed on June 20, 2006 (the “Restated Certificate”) is hereby amended as follows:

1.	The first paragraph of Article IV, Section 1., of the Restated Certificate of Incorporation is hereby amended and restated to read as follows:

“The total number of shares of capital stock which the Corporation shall have the authority to issue is Three Hundred Two Million (302,000,000) shares, of which (i) Two Million (2,000,000) shares shall be Undesignated Preferred Stock, par value $.01 per share (the “Preferred Stock”), and (ii) Three Hundred Million (300,000,000) shares shall be Common Stock, par value $.01 per share (the “Common Stock”). As set forth in this Article IV, the Board of Directors or any authorized committee thereof is authorized from time to time to establish and designate one or more series of Preferred Stock, to fix and determine the variations in the relative rights and preferences as between the different series of Preferred Stock in the manner hereinafter set forth in this Article IV, and to fix or alter the number of shares comprising any such series and the designation thereof to the extent permitted by law.”

2.	The remaining provisions of the Restated Certificate shall remain in full force and not be affected by this Certificate of Amendment to the Restated Certificate.

3.	This Certificate of Amendment to the Restated Certificate has been approved and adopted by the Corporation’s Board of Directors and has been duly adopted by vote of the stockholders of the Corporation, at a meeting duly called, in accordance with the provisions of the Delaware General Corporation Law, including Section 242, and the provisions of the Restated Certificate.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by James E. Cashman III, its President and Chief Executive Officer, this 11th day of May, 2011, which signature constitutes the affirmation or acknowledgment of such officer, under penalties of perjury, that this instrument is the act and deed of the Corporation, and that the facts stated herein are true.

ANSYS, Inc.

By:	/s/ James E. Cashman III
James E. Cashman III
President and Chief Executive Officer